Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information included herein presents the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations based upon the combined audited and unaudited historical financial statements of Eldorado Resorts, Inc., a Nevada corporation (“ERI” or the “Company”), Isle of Capri Casinos, Inc. (“Isle”) acquired on May 1, 2017 (the “Isle Acquisition”), Tropicana Entertainment Inc. a Delaware corporation (“Tropicana”) and Elgin Riverboat Resort-Riverboat Casino, an Illinois general partnership (“Elgin”) after giving effect to the acquisitions, the Real Estate Sale, the ERI Financing Transactions (as defined below) and the sale of Presque Isle Downs and Lady Luck Nemacolin (the “Dispositions”) (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

The Tropicana Acquisition

On October 1, 2018, the Company, filed a Current Report on Form 8-K (the “Original 8-K”) to report the completion of its previously announced merger by and between the Company, Tropicana, Delta Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and GLP Capital, L.P., a Pennsylvania limited partnership that is the operating partnership of Gaming and Leisure Properties, Inc. (“GLP”), pursuant to which (i) GLP purchased substantially all of the real property assets owned by Tropicana, other than the MontBleu Casino Resort & Spa, the Lumière Place Casino and Hotel (“Lumière Place”), and the Tropicana Aruba Resort and Casino, by GLP for $964 million, (ii) Tropicana St. Louis RE LLC, a direct, wholly-owned subsidiary of the Company purchased the real property associated with Lumière Place for $246 million and (iii) immediately following the consummation of the real estate transactions, Merger Sub merged with and into Tropicana, with Tropicana as the surviving entity (the “Tropicana Acquisition”).

On October 1, 2018, subsequent to the consummation of the Tropicana Acquisition, Tropicana and Tropicana Atlantic City Corp. (“Tropicana AC”), wholly-owned subsidiaries of the Company, entered into the Master Lease, dated as of October 1, 2018, by and among Tropicana and Tropicana AC (collectively, “Tenant”), and Tropicana AC Sub Corp. and GLP (collectively, “Landlord”) pursuant to which Tropicana leased from GLP the five real property assets operated by it prior to the consummation of the Tropicana Acquisition other than the MontBleu Casino Resort & Spa and Lumière. Tenant’s obligations under the Master Lease are guaranteed by the Company’s subsidiaries that are operating the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Tropicana with regard to any facility will cause a default with regard to the entire portfolio. The Master Lease is a triple net master lease and has an initial term of 15 years, with renewals of up to 20 years at the Company’s option. The initial annual rent under the terms of the lease is approximately $87.6 million. The payment structure under the Master Lease includes a fixed component, a portion of which is subject to an annual escalator of up to 2% if certain coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is prospectively adjusted, subject to a floor of zero. In addition to rental payments under the Master Lease, the Company is required to pay the following, among other things: (1) lease payments to the underlying ground lessor for properties that are subject to ground leases; (2) facility maintenance costs; (3) all insurance premiums for insurance with respect to the leased properties and the business conducted on the leased properties; (4) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor); and (5) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

The Elgin Acquisition

On April 15, 2018, the Company entered into a definitive agreement to acquire Elgin (the “Elgin Acquisition”) for $327.5 million in cash, as adjusted pursuant to a customary working capital adjustment. The transaction closed on August 7, 2018 and was funded using cash from the Company’s ongoing operations and borrowings under ERI’s revolving credit facility. As a result of the Elgin Acquisition, Elgin became a wholly-owned subsidiary of the Company. The Grand Victoria Casino Elgin is a riverboat casino located about forty miles west of Chicago, with an approximate 29,850 square feet facility consisting of approximately 1,100 slot machines and 36 table games.

ERI financing transactions

In connection with the Tropicana Acquisition, the Company completed an offering of $600.0 million of 6.0% Senior Notes due 2026 (the “Notes”). The proceeds of the Notes, together with borrowings under the Company’s revolving credit facility, the Company’s cash on hand and Tropicana’s cash on hand, were used to (i) pay the consideration payable by the Company in the Tropicana Acquisition, (ii) repay all of the debt outstanding under Tropicana’s credit facility and (iii) pay fees and costs associated with the Tropicana Acquisition. Additionally, substantially concurrent with the consummation of the Tropicana Acquisition, the Company amended its credit facility to increase its revolving credit facility from $300.0 million to $500.0 million and extended the maturity of its revolving credit facility from April 2022 to the fifth anniversary following the consummation of the Tropicana Acquisition (the offering of the Notes and the credit facility amendments, the “ERI Financing Transactions”).

Lumiere financing

In connection with the purchase of the real estate related to Lumière Place, in order for GLP to timely obtain the necessary regulatory approvals for the Tropicana Acquisition, (i) Tropicana St. Louis RE LLC (“Tropicana St. Louis RE”), a direct, wholly-owned subsidiary of the Company purchased the real property associated with Lumière Place (the “Lumière Real Property”) pursuant to an amendment of the Purchase and Sale Agreement and (ii) GLP, Tropicana St. Louis RE and the Company entered into a Loan Agreement, dated as of October 1, 2018 (the “Lumière Loan”) that provides for a loan to Tropicana St. Louis RE of an aggregate of $246 million to fund the entire purchase price of the Lumière Real Property and a guaranty by the Company of the amounts owed by Tropicana St. Louis RE. The Lumière Loan bears interest at a rate equal to (i) 9.09% until the 1-year anniversary of the closing of the Tropicana Acquisition and (ii) 9.27% until the 2-year anniversary of the closing of the Tropicana Acquisition, and matures on the second anniversary of the consummation of the Tropicana Acquisition, subject to three 1-year extensions that are exercisable under specified circumstances. The Lumière Loan is secured by a first priority mortgage on the Lumière Real Property until the first anniversary of the closing.

The Dispositions

On February 28, 2018, ERI entered into an agreement to sell substantially all of the assets and liabilities of Presque Isle Downs and Lady Luck Vicksburg, subsidiaries of the Company, to Churchill Downs Incorporated (“CDI”). Under the terms of the agreements, CDI agreed to purchase Presque Isle Downs for cash consideration of approximately $178.9 million and Lady Luck Vicksburg for cash consideration of approximately $50.6 million, in each case subject to a customary working capital adjustment.

The definitive agreements provided that the transactions were subject to receipt of required regulatory approvals, termination of the waiting period under the Hart-Scott-Rodino Act and other customary closing conditions, including, in the case of Presque Isle Downs, the prior closing of the sale of Lady Luck Vicksburg or the entry into an agreement to acquire another asset of the Company. On May 7, 2018, the Company and CDI each received a Request for Additional Information and Documentary Materials, often referred to as a “Second Request,” from the Federal Trade Commission in connection with its review of the Lady Luck Vicksburg acquisition. Following receipt of, and in consideration of the time and expense needed to reply to, the Second Request, pursuant to a termination agreement and release, dated as of July 6, 2018, by and among CDI, ERI and a wholly-owned subsidiary of ERI, the Company and CDI mutually agreed to terminate the asset purchase agreement with respect to the Lady Luck Vicksburg transaction.

In connection with the termination of the Lady Luck Vicksburg acquisition, CDI agreed to pay the Company a $5.0 million termination fee, subject to the parties’ execution of a definitive agreement to acquire and assume the Company’s rights and obligations to operate Lady Luck Nemacolin. On August 13, 2018, ERI entered into an agreement pursuant to which CDI will acquire Nemacolin for cash consideration of $100,000, subject to a customary working capital adjustment. Substantially concurrent with the execution of the purchase agreement for the Nemacolin Transaction, CDI paid the Company the $5.0 million termination fee related to Lady Luck Vicksburg.

The Isle Acquisition

On May 1, 2017, ERI completed the Isle Acquisition for a total purchase consideration of $1.93 billion and Isle became a wholly-owned subsidiary of ERI.

In connection with the Isle Acquisition, the Company completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300.0 million and (b) $375.0 million of 6.0% senior unsecured notes.

Basis for Historical Information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Income Statements for the nine months ended September 30, 2018 and for the year ended December 31, 2017 do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Income Statements also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions nor does it include any costs associated with severance, restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and would not have been incurred at the closing date of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

(Dollars in Thousands)

	Historical
	As of September 30, 2018						As of September 30, 2018
	ERI	Tropicana (As adjusted for Aruba) (Note 3(k))	ERI Dispositions (Note 3(l))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$164,086	$98,528	$170,617	$(119)	$(166,766	)(a)	$266,346
Restricted cash	1,622	14,814	—	—	—		16,436
Marketable securities	17,057	—	—	—	—		17,057
Accounts receivable, net	42,002	25,649	—	152	—		67,803
Due from affiliates	187	—	—	—	—		187
Inventories	15,258	6,288	—	—	—		21,546
Prepaid income taxes	504	—	—	—	—		504
Income tax receivable	—	10,700	—	—	—		10,700
Prepaid expenses and other	29,578	15,377	—	—	—		44,955
Assets held for sale	155,914	—	(155,914)	—	—		—

Total current assets	426,208	171,356	14,703	33	(166,766)		445,534
Escrow cash	604,100	—	—	—	(604,100	)(a)	—
Property and equipment, net	1,488,866	793,235	—	—	600,038	(b)	2,882,139
Goodwill	788,146	15,857	—	—	314,791	(c)	1,118,794
Investment	—	6,687	—	—	—		6,687
Non-operating real property	17,880	—	—	—	—		17,880
Deferred tax assets, net	—	57,908	—	—	(57,908	)(f)	—
Intangible asset, net	1,121,573	68,729	—	—	61,771	(c)	1,252,073
Other assets, net	30,401	29,777	—	—	—		60,178

Total assets	$4,477,174	$1,143,549	$14,703	$33	$147,826		$5,783,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$447	$—	$—	$—	$—		$447
Accounts payable	33,307	36,226	—	889	—		70,422
Due to affiliates	19	—	—	—	—		19
Accrued property, gaming and other taxes	43,339	—	—	21,655	—		64,994
Accrued payroll and related	58,567	—	—	29,773	—		88,340
Accrued interest	37,626	—	—	38	—		37,664
Income tax payable	268	—	—	—	—		268
Accrued other liabilities	77,495	82,548	725	(52,322)	44,378	(d), (p)	152,824
Liabilities related to assets held for sale	10,868	—	(10,868)	—	—		—

Total current liabilities	261,936	118,774	(10,143)	33	44,378		414,978
Long-term debt, less current portion	2,967,434	62,585	—	—	81,505	(e)	3,111,524
Deferred income taxes	194,490	3,963	—	—	(3,963	)(f)	194,490
Other long-term liabilities	17,163	9,840	—	—	979,080	(d), (n), (o)	1,006,083

Total liabilities	3,441,023	195,162	(10,143)	33	1,101,000		4,727,075

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	1	238	—	—	(238	)(j)	1
Paid-in capital	745,745	521,553	—	—	(521,553	)(j)	745,745
Retained earnings/partners’ equity	290,326	425,100	24,846	—	(429,887	)(g)	310,385
Accumulated other comprehensive income	79	1,496	—	—	(1,496	)(j)	79

Total stockholders’/partners’ equity	1,036,151	948,387	24,846	—	(953,174)		1,056,210

Total liabilities and stockholders’/ partners’ equity	$4,477,174	$1,143,549	$14,703	$33	$147,826		$5,783,285

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2017

(Dollars in Thousands, Except Share and Per Share Data)

	Pro Forma	Historical
	Fiscal Year Ended December 31, 2017	Twelve Months Ended December 31, 2017			Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Fiscal Year Ended December 31, 2017
	ERI (Adjusted for acquisition of Isle) (Note 3(m))	Elgin	Tropicana (As adjusted for Aruba) (Note 3(k))	ERI Dispositions (Note 3(l))				Pro Forma Combined
REVENUES:
Casino	$1,356,764	$156,972	$569,544	$(143,806)	$(7,591)	$—		$1,931,883
Pari-mutuel commissions	18,442	—	—	(2,630)	—	—		15,812
Food and beverage	231,001	12,522	117,322	(11,089)	(1,978)	—		347,778
Hotel	147,895	—	155,919	—	(9,615)	—		294,199
Other	55,265	6,391	32,752	(2,785)	11,195	—		102,818
Management fee from related party	—	—	1,250	—	—	—		1,250

Total revenues	1,809,367	175,885	876,787	(160,310)	(7,989)	—		2,693,740
Less: promotional allowances	—	(11,776)	—	—	11,776	—		—

Net operating revenues	1,809,367	164,109	876,787	(160,310)	3,787	—		2,693,740
EXPENSES:
Casino	685,187	89,615	227,543	(97,484)	(28,439)	—		876,422
Pari-mutuel commissions	17,177	—	—	(3,259)	—	—		13,918
Food and beverage	185,335	4,499	96,680	(9,894)	7,293	—		283,913
Hotel	53,413	—	62,450	—	(4,587)	—		111,276
Other	34,214	14,710	21,584	(1,778)	(9,951)	—		58,779
Marketing and promotions	103,008	—	70,913	(7,627)	32,494	—		198,788
General and administrative	297,355	11,436	143,918	(20,953)	63,159	(2,014	)(o)	492,901
Corporate	39,186	—	—	—	17,795	—		56,981
Impairment charges	38,016	—	(3,879)	—	3,879	—		38,016
Depreciation and amortization	125,066	7,104	74,482	(7,898)	—	5,548	(b), (c)	204,302
Charitable donations	—	7,449	—	—	(7,449)	—		—
Maintenance and utilities	—	—	68,428	—	(68,428)	—		—
Real estate tax settlement	—	—	(23,449)	—	—	—		(23,449)
Preferred distribution	—	1,684	—	—	(1,684)	—		—

Total operating expenses	1,577,957	136,497	738,670	(148,893)	4,082	3,534		2,311,847
Gain (loss) on sale of disposal of property and equipment	(470)	—	—	120	295	—		(55)
Proceeds from terminated sale	20,000	—	—	—	—	—		20,000
Transaction expenses	(92,777)	—	—	—	—	—		(92,777)
Equity in income (loss) of unconsolidated affiliates	(367)	—	—	—	—	—		(367)

Operating income (loss)	157,796	27,612	138,117	(11,297)	—	(3,534)		308,694

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2017 (Continued)

(Dollars in Thousands, Except Share and Per Share Data)

	Pro Forma	Historical
	Fiscal Year Ended December 31, 2017	Twelve Months Ended December 31, 2017			Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Fiscal Year Ended December 31, 2017
	ERI (Adjusted for acquisition of Isle) (Note 3(m))	Elgin	Tropicana (As adjusted for Aruba) (Note 3(k))	ERI Dispositions (Note 3(l))				Pro Forma Combined
OTHER INCOME (EXPENSE):
Interest expense, net	(119,324)	2	(10,106)	5,573	—	(154,882	)(e)	(278,737)
Termination fee from affiliate	—	—	15,000	—	—	—		15,000
Gain (loss) from extinguishment of debt	(40,220)	—	(1,358)	—	—	—		(41,578)

Total other expense	(159,544)	2	3,536	5,573	—	(154,882)		(305,315)

NET INCOME (LOSS) BEFORE INCOME TAXES	(1,748)	27,614	141,653	(5,724)	—	(158,416)		3,379
(Provision) benefit for income taxes	104,787	—	(91,597)	3,866	—	52,320	(q)	69,376

Net income (loss)	$103,039	$27,614	$50,056	$(1,858)	$—	$(106,096)		$72,755

Net Income per share of Common Stock:
Basic	$1.53							$1.08
Diluted	$1.51							$1.07
Weighted Average Basic Shares Outstanding	67,133,531							67,133,531
Weighted Average Diluted Shares Outstanding	68,102,814							68,102,814

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2018

(Dollars in Thousands, Except Share and Per Share Data)

	Historical			ERI Dispositions (Note 3(l))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Nine Months Ended September 30, 2018
	Nine Months Ended September 30, 2018	Period from January 1, 2018 to August 6, 2018	Nine Months Ended September 30, 2018
	ERI	Elgin	Tropicana (As adjusted for Aruba) (Note 3(k))					Pro Forma Combined
REVENUES:
Casino	$1,046,010	$92,817	$438,070	$(119,830)	$(4,048)	$—		$1,453,019
Pari-mutuel commissions	14,407	—	—	(2,432)	—	—		11,975
Food and beverage	164,644	7,208	90,112	(8,897)	(1,303)	—		251,764
Hotel	114,447	—	127,018	—	(7,833)	—		233,632
Other	44,739	3,369	24,385	(2,378)	6,899	—		77,014

Total revenues	1,384,247	103,394	679,585	(133,537)	(6,285)	—		2,027,404
Less: casino promotional allowances	—	(6,453)	—	—	6,453	—		—

Net operating revenues	1,384,247	96,941	679,585	(133,537)	168	—		2,027,404
EXPENSES:
Casino	506,536	50,945	175,842	(81,958)	3,451	—		654,816
Pari-mutuel commissions	13,022	—	—	(2,763)	—	—		10,259
Food and beverage	134,927	2,861	72,241	(7,492)	(5,659)	—		196,878
Hotel	40,178	—	47,885	—	(5,521)	—		82,542
Other	25,030	7,045	15,200	(1,091)	(11,365)	—		34,819
Marketing and promotions	66,255	—	54,605	(4,864)	15,408	—		131,404
General and administrative	223,546	7,804	112,073	(16,657)	43,039	(2,045	)(h), (o)	367,760
Corporate	33,018	—	—	—	18,905	(4,310	)(h)	47,613
Impairment charges	13,602	—	581	(3,787)	—	—		10,396
Charitable donations	—	5,417	—	—	(5,417)	—		—
Maintenance and utilities	—	—	51,703	—	(51,703)	—		—
Real estate tax settlement	—	—	(880)	—	—	—		(880)
Depreciation and amortization	99,204	4,420	59,848	(1,631)	—	(771	)(b), (c)	161,070
Preferred distribution	—	970	—	—	(970)	—		—

Total operating expenses	1,155,318	79,462	589,098	(120,243)	168	(7,126)		1,696,677
Gain (loss) on sale of disposal of property and equipment	(393)	—	—	31	—	—		(362)
Proceeds from terminated sale	5,000	—	—	—	—	—		5,000
Transaction expenses	(10,043)	—	—	—	—	8,888	(i)	(1,155)
Equity in income (loss) of unconsolidated affiliates	(116)	—	—	—	—	—		(116)

OPERATING INCOME	223,377	17,479	90,487	(13,263)	—	16,014		334,094

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2018 (Continued)

(Dollars in Thousands, Except Share and Per Share Data)

	Historical			ERI Dispositions (Note 3(l))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Nine Months Ended September 30, 2018
	Nine Months Ended September 30, 2018	Period from January 1, 2018 to August 6, 2018	Nine Months Ended September 30, 2018
	ERI	Elgin	Tropicana (As adjusted for Aruba) (Note 3(k))					Pro Forma Combined
OTHER INCOME (EXPENSE):
Interest expense, net	(96,579)	3	(3,720)	4,892	—	(117,764	)(e)	(213,168)
Gain (loss) on extinguishment of debt	(162)	—	(531)	—	—	—		(693)
Other non-operating income	—	—	115	—	—	—		115

Total other expense	(96,741)	3	(4,136)	4,892	—	(117,764)		(213,746)

NET INCOME (LOSS) BEFORE INCOME TAXES	126,636	17,482	86,351	(8,371)	—	(101,750)		120,348
(Provision) benefit for income taxes	(31,281)	—	(24,095)	1,078	—	21,066	(q)	(33,232)

Net income (loss)	$95,355	$17,482	$62,256	$(7,293)	$—	$(80,684)		$87,116

Net Income per share of Common Stock:
Basic	$1.23							$1.12
Diluted	$1.22							$1.11
Weighted Average Basic Shares Outstanding	77,445,611							77,445,611
Weighted Average Diluted Shares Outstanding	78,208,040							78,208,040

Note 1—BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions on ERI:

•	the Tropicana Acquisition;

•	the Elgin Acquisition;

•	the Real Estate Sale;

•	the ERI Financing Transactions;

•	the Dispositions; and

•	the Isle Acquisition.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI (including Isle), Tropicana, and Elgin is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined balance sheet (the “Unaudited Pro Forma Balance Sheet”) as of September 30, 2018 was prepared using the historical unaudited consolidated balance sheets of ERI and Tropicana as of September 30, 2018, and shows the combined financial position of ERI and Tropicana as if the Tropicana Acquisition, the Real Estate Sale, the ERI Financing Transactions, and the Dispositions had occurred on September 30, 2018. The Elgin Acquisition and the Isle Acquisition are already reflected in ERI’s historical unaudited consolidated balance sheet as of September 30, 2018. Therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the Elgin Acquisition and the Isle Acquisition.

The unaudited pro forma condensed combined statements of operations (the “Unaudited Pro Forma Income Statements”) for the nine months ended September 30, 2018 and the year ended December 31, 2017, give effect to the Tropicana Acquisition, the Elgin Acquisition, the Real Estate Sale, the ERI Financing Transactions, the Dispositions, and the Isle Acquisition as if they had occurred on January 1, 2017 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The Elgin Acquisition was consummated on August 7, 2018, and as such, is already reflected in ERI’s historical unaudited consolidated statement of operations for the period from August 7, 2018 to September 30, 2018. Accordingly, the effect of the Elgin Acquisition is included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2017 and for the period from January 1, 2018 to August 6, 2018. The Isle Acquisition was consummated on May 1, 2017, and as such, is already reflected in ERI’s historical audited consolidated statement of operations for the period from May 1, 2017 to December 31, 2017 and historical unaudited consolidated statement of operations for the nine months ended September 30, 2018. Accordingly, the effect of the Isle Acquisition is included in the unaudited pro forma condensed statement of operations from January 1, 2017 to April 30, 2017.

ERI’s historical financial and operating data for the year ended December 31, 2017 and the nine months ended September 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the nine months ended September 30, 2018. The historical financial and operating data for Tropicana for the year ended December 31, 2017 and the nine months ended September 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the nine months ended September 30, 2018. The historical financial and operating data for Elgin for the year ended December 31, 2017 and the period from January 1, 2018 to August 6, 2018 is derived from the financial data in its audited financial statements for the year ended December 31, 2017 and from its unaudited financial statements for the period from January 1, 2018 to August 6, 2018.

Note that certain reclassifications have been made to the historical financial statements of Tropicana and Elgin to align their presentation in the Unaudited Pro Forma Financial Statements to conform to ERI. Additionally, in May 2014 (amended January 2017), the FASB issued ASC Topic 606 Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and eliminates existing industry guidance, including revenue recognition guidance specific to the gaming industry. Public entities were required to adopt ASC Topic 606 effective for interim and annual periods beginning after December 15, 2017. ERI and Tropicana adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method. All periods for ERI and Tropicana reflect the adoption of ASC Topic 606. Elgin had not adopted this standard prior to the acquisition by ERI and are reflected in the reclass column.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with ERI treated as the accounting acquirer of the Tropicana Acquisition, the Elgin Acquisition, the Real Estate Sale, and the Isle Acquisition, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

Note 2—Calculation of purchase consideration

Tropicana

The total purchase consideration for the purpose of this pro forma financial information is $955.3 million.

Purchase price calculation

Purchase consideration calculation (dollars in thousands)
Cash consideration paid	$640,000
Lumiere Real Estate	246,000
Cash paid to retire Tropicana’s long term debt	63,000
ERI portion of taxes due	6,333

Purchase consideration	$955,333

Preliminary purchase price accounting—Tropicana

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Tropicana are recorded at the acquisition date fair values. The pro forma adjustments on the condensed combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2018 and have been prepared to illustrate the estimated effect of the Tropicana Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Tropicana, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$210,187
Property and equipment	435,973
Property subject to the financing obligation	957,300
Goodwill	330,648
Intangible assets(i)	130,500
Other noncurrent assets	36,464

Total assets	2,101,072
Current liabilities	(156,819)
Failed sale-leaseback financing obligation	(957,300)
Other noncurrent liabilities	(31,620)

Total liabilities	(1,145,739)

Net assets acquired	$955,333

(i)	Intangible assets consist of gaming licenses, trade names, and player relationships.

Note 3—Unaudited pro forma financial statements transaction adjustments

a)	The following table illustrates the pro forma adjustments to cash and cash equivalents for the period ended September 30, 2018 (dollars in thousands):

September 30, 2018
Cash proceeds of the Notes(i)	$583,906
Borrowings under ERI’s credit facility	88,901
Cash consideration—Tropicana	(640,000)
Repayment of Tropicana debt	(63,000)
Paydown of revolver using net proceeds from the Dispositions	(170,617)
Change in control payment—Tropicana	(7,500)
Cash received from GLP on the closing date to fund taxes due	38,831
Transaction costs	(2,287)
Vicksburg termination fee	5,000

Net cash outflow	$(166,766)

(i) Consists of $604.1 million of escrow cash, including $4.1 million of prepaid interest, less $20.2 million of deferred financing costs.

b)

Represents the estimated adjustment to step up Tropicana’s property, plant and equipment (“PP&E”) (excluding the real property acquired by GLP pursuant to the Real Estate Sale) to a fair value of approximately $435.9 million, which is an increase of approximately $82.5 million, from the carrying values. The fair value estimates are preliminary and subject to change.

The fair value of land (excluding the real property acquired by GLP pursuant to the Real Estate Sale) was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. With respect to personal property components of the assets, personal property assets with an active and identifiable secondary market such as riverboats, gaming equipment, computer equipment and vehicles were valued using the market approach. Other personal property assets such as furniture, fixtures, computer software, and restaurant equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset. The cost approach is an estimation of fair value developed by computing the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

In connection with the Tropicana Acquisition and the Real Estate Sale, certain real estate assets were sold to GLP. Substantially concurrent with the consummation of the Tropicana Acquisition, ERI entered into the Master Lease with GLP pursuant to which the Company leased the real estate acquired by GLP in the Real Estate Sale. Under the terms of Master Lease, ERI determined that the length of the lease, including optional renewal periods, would represent substantially all (90% or more) of the remaining economic lives of the properties and facilities subject to the lease, and the terms of the renewal options give ERI the ability to renew the lease at a rate that has the potential of being less than a fair market value rate as determined at the time of renewal. Accordingly, ERI determined that the transaction did not qualify for sale-leaseback accounting.

The real estate assets that were sold to GLP and leased back by ERI were first adjusted to fair value concurrent with the Tropicana Acquisition. The fair value was determined based on the highest and best use of the real estate assets, where the highest and best use represents the value determined from a REIT’s perspective, which increased the value due to its tax-advantaged status and lower cost of capital. The fair value of the properties was determined utilizing the direct capitalization method of the income approach. In allocating the fair value to the underlying acquired assets, a fair value for the buildings and improvements was determined using the above mentioned cost approach method. To determine the underlying land value, the extraction method was applied wherein the fair value of the building and improvements was deducted from the fair value of the property as derived from the direct capitalization approach to determine the fair value of the land. The fair value of GLP’s real estate assets is determined to be $957.3 million, which is an increase of approximately $517.5 million, from the carrying values. ERI also recognized a failed sale-leaseback financing obligation equal to this fair value (see Note 3(n) for the related liability).

GLP or its affiliate loaned the Company an aggregate of $246.0 million to fund the entire purchase price of the Lumiere Real Property. The fair value of the Lumiere Real Property is estimated to be $246.0 million.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to Elgin’s and Tropicana’s property and equipment by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in thousands):

	Elgin		Tropicana		Total
	Nine months ended September 30, 2018	Year ended December 31, 2017	Nine months ended September 30, 2018	Year ended December 31, 2017	Nine months ended September 30, 2018	Year ended December 31, 2017
To eliminate historical depreciation related to PP&E	$(4,420)	$(7,104)	$(57,835)	$(72,181)	$(62,255)	$(79,285)
To record new depreciation expense related to the fair value adjustments to PP&E	3,062	5,103	53,860	71,814	56,922	76,917

Total adjustments to depreciation of PP&E	$(1,358)	$(2,001)	$(3,975)	$(367)	$(5,333)	$(2,368)

c)

Represents the estimated adjustment for Tropicana’s intangible assets, the elimination of historical Tropicana intangible assets and goodwill and the recognition of the preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Tropicana Acquisition. The fair value of Tropicana’s intangibles assets is approximately $130.5 million, an increase of approximately $61.8 million from Tropicana’s historical carrying value. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following (dollars in thousands):

	Tropicana
	Fair value	Useful life
Trade Names	$68,000	Indefinite
Gaming Licenses	53,600	Indefinite
Player Relationships	8,900	3

Total Value of Intangible Assets	$130,500

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology, based on whether the license resides in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the gaming license intangible asset, which is net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenue, gaming operating expenses, general and administrative expenses, and tax expense. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Tropicana currently has licenses in New Jersey, Missouri, Mississippi, Nevada, Indiana, and Louisiana. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and records the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense. ERI has preliminarily assigned an indefinite useful life to the trademark.

Player relationships were valued using the cost approach and the incremental cash flow method under the income approach. The incremental cash flow method is used to estimate the fair value of an intangible asset based on a residual cash flow notion. This method measures the benefits (e.g., cash flows) derived from ownership of an acquired intangible asset as if it were in place, as compared to the acquirer’s expected cash flows as if the intangible asset were not in place (i.e., with-and-without). The residual or net cash flows of the two models is ascribable to the intangible asset.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in thousands):

	Elgin		Tropicana		Total
	Nine months ended September 30, 2018	Year ended December 31, 2017	Nine months ended September 30, 2018	Year ended December 31, 2017	Nine months ended September 30, 2018	Year ended December 31, 2017
To eliminate historical amortization related to intangible assets	$—	$—	$(2,013)	$(2,301)	$(2,013)	$(2,301)
To record new amortization expense related to the fair value adjustments to intangible assets	4,350	7,250	2,225	2,967	6,575	10,217

Total adjustments to amortization of intangible assets	$4,350	$7,250	$212	$666	$4,562	$7,916

The following table illustrates the pro forma adjustments to goodwill (dollars in thousands):

Tropicana
To eliminate historical goodwill	$(15,857)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Tropicana Acquisition	330,648

Total adjustments to goodwill	$314,791

d)	Reflects the elimination of Tropicana’s deferred rent liabilities of $5.5 million as a purchase accounting adjustment.

e)

Reflects adjustments to current and long-term debt for borrowings to fund the Tropicana Acquisition net of aggregate reductions in long-term debt (including unamortized original issuance discounts and unamortized deferred financing cost). The adjustments to current and long-term debt are summarized as follows (dollars in thousands):

New borrowings(i)	$336,501
Deferred financing cost related to Notes and Revolving Credit Facility	(21,794)
Paydown of revolver using net proceeds from the Dispositions	(170,617)
Repayments of existing long-term debt (net of unamortized deferred financing cost)	(62,585)

Net increase in borrowings	81,505
Less: Increase to current portion of long-term debt	—

Increase to long-term debt	$81,505

(i)

Reflects borrowings as of September 30, 2018 and proceeds of new Notes to consummate the Combined Transactions. Actual future borrowings may vary based on working capital needs, including statutory cage cash requirements, to operate the business following the Combined Transactions (dollars in thousands):

September 30, 2018
Borrowings from ERI’s revolving credit facility	$90,501
Lumiere Note	246,000

New borrowings	$336,501

The following table illustrates the pro forma adjustments to interest expense for the nine months ended September 30, 2018 and the year ended December 31, 2017 (dollars in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Interest expense on the Notes	$(28,594)	$(37,993)
Interest expense on Revolving Credit Facility	(5,649)	(7,508)
Interest expense on Lumiere Note	(17,103)	(22,361)
Interest expense on GLP liability	(74,060)	(97,848)
Reversal of ERI’s historical interest expense	3,460	—
Reversal of Tropicana’s historical net interest expense and amortization of deferred financing cost	4,182	10,828

Total adjustments to interest expense, net	$(117,764)	$(154,882)

f)

To reflect the elimination of Tropicana’s historical tax assets and liabilities as a result of the step-up in tax basis due to the agreed upon joint election under Internal Revenue Code Section 338(h)(10).

g)

ERI and Tropicana anticipate incurring approximately $1.6 million and $0.7 million, respectively, for a total of $2.3 million in transaction related costs, as described in Note 3(a) as cash payout. Such costs consist primarily of legal, financial advisor, gaming license transfer fees, accounting and consulting costs, and was shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the acquisitions. Approximately $21.8 million was related to financing and was capitalized and netted against debt balance as described in Note 3(e) above.

The following table illustrates the pro forma adjustments to ERI’s and Tropicana’s historical retained earnings (dollars in thousands):

	ERI	Tropicana	Total
Transaction costs	$(1,559)	$(728)	$(2,287)
Change in control payments	—	(7,500)	(7,500)
To record Vicksburg’s termination fee	5,000	—	5,000
To eliminate retained earnings after adjustment	—	(425,100)	(425,100)

Total adjustments to historical retained earnings	$3,441	$(433,328)	$(429,887)

h)

Reflects the elimination of transaction related costs incurred by Elgin and Tropicana of $0.5 million and $4.3 million, respectively, during the nine months ended September 30, 2018, as transaction related costs do not have a continuing effect on the combined company.

i)

Reflects the elimination of transaction related costs incurred by ERI of $8.9 million during the nine months ended September 30, 2018, as transaction related costs do not have a continuing effect on the combined company.

j)	Reflects the elimination of Tropicana’s historical common stock, paid-in capital, and accumulated other comprehensive income.

k)

Column reflects adjustments related to the exclusion of Tropicana Aruba, as it is not part of the acquisition of Tropicana by ERI. The following tables discuss the adjustments related to the exclusion of Tropicana Aruba (dollars in thousands):

	Historical
	As of September 30, 2018 (unaudited)
	Tropicana	Aruba	Tropicana (As adjusted for Aruba)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$105,604	$(7,076)	$98,528
Restricted cash	14,814	—	14,814
Accounts receivable, net	34,869	(9,220)	25,649
Inventories	6,747	(459)	6,288
Income tax receivable	10,700	—	10,700
Prepaid expenses and other	15,516	(139)	15,377

Total current assets	188,250	(16,894)	171,356
Property and equipment, net	806,561	(13,326)	793,235
Goodwill	15,857	—	15,857
Investment	6,687	—	6,687
Deferred tax assets, net	52,462	5,446	57,908
Intangible asset, net	77,014	(8,285)	68,729
Other assets, net	34,030	(4,253)	29,777

Total assets	$1,180,861	$(37,312)	$1,143,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,144	$(1,918)	$36,226
Accrued other liabilities	86,981	(4,433)	82,548

Total current liabilities	125,125	(6,351)	118,774
Long-term debt, less current portion	62,585	—	62,585
Deferred income taxes	3,963	—	3,963
Other long-term liabilities	9,840	—	9,840

Total liabilities	201,513	(6,351)	195,162

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	238	—	238
Paid-in capital	521,553	—	521,553
Retained earnings/partners’ equity	456,061	(30,961)	425,100
Accumulated other comprehensive income	1,496	—	1,496

Total stockholders’/partners’ equity	979,348	(30,961)	948,387

Total liabilities and stockholders’/ partners’ equity	$1,180,861	$(37,312)	$1,143,549

	Historical
	Twelve Months Ended December 31, 2017 (audited)
	Tropicana	Aruba	Tropicana (As adjusted for Aruba)
REVENUES:
Casino	$571,236	$(1,692)	$569,544
Food and beverage	118,575	(1,253)	117,322
Hotel	168,173	(12,254)	155,919
Other	33,038	(286)	32,752
Management fee from related party	1,250	—	1,250

Net operating revenues	892,272	(15,485)	876,787
EXPENSES:
Casino	228,993	(1,450)	227,543
Hotel	66,985	(4,535)	62,450
Food and beverage	98,002	(1,322)	96,680
Marketing and promotions	71,222	(309)	70,913
General and administrative	147,343	(3,425)	143,918
Impairment charges	(3,879)	—	(3,879)
Maintenance and utilities	71,899	(3,471)	68,428
Real estate tax settlement	(23,449)	—	(23,449)
Depreciation and amortization	75,535	(1,053)	74,482
Other	21,584	—	21,584

Total operating expenses	754,235	(15,565)	738,670

Operating income (loss)	138,037	80	138,117
OTHER INCOME (EXPENSE):
Interest expense, net	(10,257)	151	(10,106)
Termination fee from affiliate	15,000	—	15,000
Gain (loss) from extinguishment of debt	(1,358)	—	(1,358)

Total other expense	3,385	151	3,536

NET INCOME (LOSS) BEFORE INCOME TAXES	141,422	231	141,653
(Provision) benefit for income taxes	(91,597)	—	(91,597)

Net income (loss)	$49,825	$231	$50,056

	Historical
	Nine Months Ended September 30, 2018 (unaudited)
	Tropicana	Aruba	Tropicana (As adjusted for Aruba)
REVENUES:
Casino	$439,641	$(1,571)	$438,070
Food and beverage	91,769	(1,657)	90,112
Hotel	136,859	(9,841)	127,018
Other	24,560	(175)	24,385

Net operating revenues	692,829	(13,244)	679,585
EXPENSES:
Casino	177,129	(1,287)	175,842
Food and beverage	73,856	(1,615)	72,241
Hotel	51,166	(3,281)	47,885
Marketing and promotions	54,872	(267)	54,605
General and administrative	114,753	(2,680)	112,073
Impairment charges	581	—	581
Maintenance and utilities	54,366	(2,663)	51,703
Real estate tax settlement	(880)	—	(880)
Depreciation and amortization	60,769	(921)	59,848
Other	15,200	—	15,200

Total operating expenses	601,812	(12,714)	589,098

OPERATING INCOME	91,017	(530)	90,487
OTHER INCOME (EXPENSE):
Interest expense, net	(3,865)	145	(3,720)
Gain (loss) on extinguishment of debt	(531)	—	(531)
Other non-operating income	115	—	115

Total other expense	(4,281)	145	(4,136)

NET INCOME (LOSS) BEFORE INCOME TAXES	86,736	(385)	86,351
(Provision) benefit for income taxes	(24,095)	—	(24,095)

Net income (loss)	$62,641	$(385)	$62,256

l)

Column reflects pro forma adjustments related to the dispositions of Presque Isle Downs and Nemacolin. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflects the elimination of assets and liabilities of Presque Isle Downs and Nemacolin, the net proceeds from Presque Isle Downs for $171.2 million, inclusive of fees and working capital adjustment of $7.7 million, and the net proceeds from Nemacolin for $(0.6) million, inclusive of fees and net of working capital adjustment of $0.7 million. The total net estimated gain from the Dispositions is approximately $24.8 million, reflected as an adjustment to retained earnings. The total net estimated gain from the Dispositions has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical revenues, expenses, and other income of Presque Isle Downs and Nemacolin for the twelve months ended December 31, 2017 and nine months ended September 30, 2018. The adjustment also reflects the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

m)

As described in the section discussing the Isle Acquisition above, ERI acquired Isle on May 1, 2017. The following tables discuss the pro forma adjustments related to the Isle Acquisition (dollars in thousands):

	Historical				Pro forma
	Fiscal year ended December 31, 2017	Period from January 1, 2017 to April 30, 2017			Fiscal year ended December 31, 2017
	ERI	Isle of Capri Casinos Inc	Pro forma adjustments		ERI (adjusted for acquisition of Isle)
REVENUES:
Casino	$1,085,014	$271,750	$—		$1,356,764
Pari-mutuel commissions	14,013	4,429	—		18,442
Food and beverage	198,246	32,755	—		231,001
Hotel	133,338	14,557	—		147,895
Other	50,187	5,078	—		55,265

Net operating revenues	1,480,798	328,569	—		1,809,367
EXPENSES:
Casino	547,438	137,749	—		685,187
Pari-mutuel commissions	13,651	3,526	—		17,177
Food and beverage	169,848	15,487	—		185,335
Hotel	50,575	2,838	—		53,413
Other	32,156	2,058	—		34,214
Marketing and promotions	83,174	19,834	—		103,008
General and administrative	241,037	56,318	—		297,355
Corporate	30,739	8,447	—		39,186
Impairment charges	38,016	—	—		38,016
Depreciation and amortization	105,891	22,499	(3,324	)(a)	125,066

Total operating expenses	1,312,525	268,756	(3,324)		1,577,957
Loss on sale of disposal of property and equipment	(319)	(151)	—		(470)
Proceeds from terminated sale	20,000	—	—		20,000
Transaction expenses	(92,777)	—	—		(92,777)
Equity loss of unconsolidated affiliates	(367)	—	—		(367)

Operating income	94,810	59,662	3,324		157,796
OTHER INCOME (EXPENSE):
Interest expense, net	(99,769)	(21,549)	1,994	(b)	(119,324)
Loss on extinguishment of debt	(38,430)	(1,790)	—		(40,220)

Total other expense	(138,199)	(23,339)	1,994		(159,544)

NET INCOME (LOSS) BEFORE INCOME TAXES	(43,389)	36,323	5,318		(1,748)
(Provision) benefit for income taxes	116,769	(9,854)	(2,128	)(c)	104,787

NET INCOME	$73,380	$26,469	$3,190		$103,039

The related impact to the unaudited pro forma condensed combined statement of operations as a result of the fair value adjustments of the assets and liabilities of Isle as a result of the Isle Acquisition have been included in the discussion of pro forma adjustments above.

a)	Represents an adjustment to historical depreciation and amortization expense as a result of fair value of PP&E and intangible assists recognized for the period from January 1, 2017 to April 30, 2017.

b)

Represents additional interest expense of $19.6 million for the period from January 1, 2017 to April 30, 2017 as a result of refinancing activity incurred in conjunction with the Isle Acquisition off-set by the write-off of Isle historical interest expenses of $21.5 million for the period from January 1, 2017 to April 30, 2017 as a result of debt paying down by ERI.

c)	The income tax adjustment assumes income taxes based on ERI’s historical statutory tax rate.

n)

Failed sale-leaseback financing obligation is primarily related to the real estate assets that were sold to GLP and leased back to ERI pursuant to the Tropicana Acquisition. Under the terms of the agreements, ERI determined that the transaction did not qualify for sale-leaseback accounting, and therefore, recognized a failed sale-leaseback financing obligation equal to the fair value of the leased real estate assets.

When cash proceeds are exchanged, a failed sale-leaseback financing obligation is equal to the proceeds received for the assets that are sold and then leased back. However, in the absence of cash proceeds, the value of the failed sale-leaseback financing obligations recognized in this transaction was determined to be the fair value of the leased real estate assets as described in Note 3(b). In subsequent periods, a portion of the periodic lease payment under the Master Lease will be recognized as interest expense with the remainder of the lease payment reducing the failed sale-leaseback financing obligation using the effective interest method. However, the failed sale-leaseback obligations will not be reduced to less than the net book value of the leased real estate assets as of the end of the lease term, which is estimated to be $236.3 million.

The fair value of the real estate assets and the related failed sale-leaseback financing obligations were estimated based on the present value of the estimated future lease payments over the lease term of 35 years, including renewal options, using an imputed discount rate of approximately 10.25%. The value of the failed sale-leaseback financing obligations is dependent upon assumptions regarding the amount of the lease payments and the estimated discount rate of the lease payments required by a market participant. The market participants were determined to be REIT companies, which have a tax-advantaged status and lower cost of capital.

The pro forma future lease payments were estimated primarily based on the lease provisions further described herein. The pro forma future lease payments amounts include the minimum lease payments and were adjusted to include estimated lease payments as described in the agreements, including an annual escalator of up to 2%.

The pro forma future payments related to the failed sale-leaseback financing obligations, as September 30, 2018, are estimated as follows:

(in millions)	Master lease
Year 1	$87.6
Year 2	88.9
Year 3	90.1
Year 4	91.4
Year 5	92.7
Thereafter	3,530.1

Total future payments	3,980.8
Less amounts representing interest at 10.25%	(3,259.8)
Plus residual values	236.3

Failed sale-leaseback financing obligation	$957.3

The following table sets forth the present value of the minimum and estimated lease payments and the total failed sale-leaseback financing obligations, as well as the sensitivity of these present values assuming a discount rate of 1% greater than or less than the estimated rate of 10.25%.

	Estimated discount rate	Failed sale- leaseback financing obligation (in millions)
Increase of 1%	11.25%	$871.1
Decrease of 1%	9.25%	$1,059.5

The final value of the finance obligation, determined upon completion of the ERI’s final evaluation of the assets and liabilities acquired in connection with the Tropicana Acquisition, may differ materially from the pro forma amounts included herein.

o)

Tropicana has a lease agreement with respect to the land and building which MontBleu operates, through December 31, 2028. The fair value of the unfavorable lease liability balance is approximately $26.5 million. The following table illustrates the pro forma adjustments to amortization expense for the nine months ended September 30, 2018 and the year ended December 31, 2017 (dollars in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
To eliminate historical amortization expense related to the unfavorable lease liability	$384	$512
To record new amortization expense related to the fair value of the unfavorable lease liability	(1,894)	(2,526)

Total adjustments to General and Administrative Expenses	$(1,510)	$(2,014)

p)

Reflects the pro forma adjustment of assets acquired and liabilities assumed of Tropicana of $38.8 million related to cash received from GLP on the closing date to fund certain taxes due. ERI’s portion of the taxes due was $6.3 million and was included as part of total purchase consideration (see Note 2).

q)

Reflects the pro forma adjustment for the income tax effect of the historical income of Elgin as a result of its acquisition by ERI, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Income Statements, a blended federal and state statutory tax rate of 25% and 40%, for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, has been assumed for the pro forma adjustments.

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of Elgin and Tropicana to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain balance sheet accounts to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the companies. These included presenting expired slot tickets in gaming revenue and other supporting revenue activities such as spa and room rentals as other revenue.

Reclassifications were also made between expense line items, such as casino, gaming taxes and other costs, as well as marketing and promotions and general and administrative. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications.

As indicated in Note 1, ERI and Tropicana adopted ASC Topic 606 effective January 1, 2018. Elgin had not adopted this standard prior to the acquisition by ERI. Accordingly, reclassifications and adjustments were made to reflect the adoption of ASC Topic 606 to the historical financial statements of Elgin to provide comparability and consistency for the anticipated post-combined company presentation.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change.

Note 5—Financing agreements

In connection with the Tropicana Acquisition, the Company completed an offering of $600.0 million of the Notes. The proceeds of the Notes, together with borrowings under the Company’s revolving credit facility, the Company’s cash on hand and Tropicana’s cash on hand, were used to (i) pay the Merger Consideration, (ii) repay all of the debt outstanding under Tropicana’s credit facility and (iii) pay fees and costs associated with the Tropicana Acquisition. Additionally, substantially concurrent with the consummation of the Tropicana Acquisition, the Company amended its credit facility to increase the Company’s revolving credit facility from $300.0 million to $500.0 million and extend the maturity of its revolving credit facility to five years following the consummation of the Tropicana Acquisition.

The pro forma financial statements reflect an estimate of interest rates for the various debt facilities based on current market conditions and rates currently available and based on facilities with similar terms and tenors. For pro forma purposes, the interest rate utilized to estimate interest expense associated with the Notes is a fixed rate of 6.0%.

A sensitivity analysis on variable interest expense for the nine months ended September 30, 2018 and the year ended December 31, 2017 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

The following table shows the change in interest expense for the debt financing (dollars in thousands):

Interest expense assuming	Nine months ended September 30, 2018	Year ended December 31, 2017
Increase of 0.125%	$4,025	$5,342
Decrease of 0.125%	3,839	5,095